Exhibit (a)(20)

April 13, 2010

Dear Fellow Employees,

I’m writing to update you on the Icahn Group tender offer and our upcoming Special Meeting of Shareholders, which is scheduled for May 4, 2010 in Toronto, Canada. We encourage you to read the letter to shareholders, which was included in a press release issued yesterday and is attached to this email.

In the letter, we urge all of our shareholders, which includes many of our employees, to approve the implementation of a Shareholder Rights Plan, which was adopted by the Board of Directors on March 12, 2010. We also outline the numerous reasons why the Board of Directors believes that the Shareholder Rights Plan is in the best interest of all shareholders.

Reasons For Approving The Shareholder Rights Plan

The main reasons for approving the Shareholder Rights Plan are that it:

•         Ensures that all of the Company’s shareholders are treated equally and fairly in connection with any proposals to acquire effective control of the Company;

•         Deters inadequate, opportunistic and coercive offers, such as the offer by the Icahn Group;

•         Affords significant decision-making authority to shareholders – its continuation is entirely dependent on shareholder approval at the Special Meeting; and

•         Does not prevent control transactions, and expressly permits potential acquirers to pursue transactions that are structured in a way that treat shareholders equally and fairly.

Voting For The Shareholder Rights Plan

You should have already received our proxy statement in the mail with a WHITE proxy card. In addition, you should also be receiving our letter dated April 12, 2010 and a second WHITE proxy card. Regardless of the number of shares you own, it is important that you vote. Shareholders who do not attend the Special Meeting of Shareholders can vote by submitting the proxy card they receive in the mail. To ensure that all of your shares are accounted for, you need to vote all of the WHITE cards that you receive.

Here are some key points you should know about how to vote on the Shareholder Rights Plan:

  The Board of Directors has recommended that shareholders vote FOR the Shareholder Rights Plan on the WHITE proxy card.
  The Board of Directors also urges shareholders to discard any gold proxy card that they receive from the Icahn Group.

Rejecting the Icahn Tender Offer

Finally, the letter addresses the Icahn Group’s unsolicited offer to purchase Lionsgate common stock at
U.S.$6.00 per share and the reasons why, after thoroughly considering the offer, the Board of Directors believes it is not in the best interests of shareholders and recommends that shareholders reject the Icahn Group’s offer.

We are committed to keeping you informed throughout this process. At the end of this letter are frequently asked questions that may provide you with further information.  If you have additional questions, please feel free to reach out to me at (310) 255-3853 or via email at wlevin@lionsgate.com; or Adrian Kuzycz, SVP, Business & Legal Affairs at (310) 255-4948 or via email at akuzycz@lionsgate.com.

As this situation is likely to create media interest, it is important that the Company continue to speak with one voice.  If you receive any inquiries from the media or other questions from outside Lionsgate, please forward them to Peter Wilkes, SVP, Investor Relations & Executive Communications at (310) 255-3726 or via email at pwilkes@lionsgate.com.

As a reminder, throughout this process it is business as usual for all of us here at Lionsgate.  Your Board of Directors and management team appreciate your ongoing focus and thank you for your continued commitment to Lionsgate.

Sincerely,

Wayne Levin,

General Counsel and EVP, Corporate Operations

FAQs

1.      What is a proxy fight or a proxy contest?

A proxy fight (sometimes called a proxy contest) is an effort by a third party to win shareholder votes in an election of the corporation’s directors or the vote on a proposal put before the shareholders – in this case, the approval of the Shareholder Rights Plan at the Special Meeting of Shareholders.  The shareholders may vote either in person or by proxy.  A validly executed proxy permits an eligible voter to vote without being present at the actual meeting.

2.      What is a tender offer?

A tender offer is way for an acquirer to gain control of a company by offering to buy all of the outstanding shares in exchange for some type of compensation such as cash or cash and stock if another company is making the offer.  In this case, the Icahn Group has made an unsolicited tender offer for our shareholders’ stock. The Icahn Group also has put numerous conditions on its tender offer and there can be no guarantee that the tender offer will be completed.

3.      Will I get cards in the mail from both Lionsgate and the Icahn Group regarding the upcoming vote about the Shareholder Rights Plan at the Special Meeting of Shareholders? If so, what will they look like?

Yes.  You can expect to receive mailings from both Lionsgate and the Icahn Group. Each mailing from Lionsgate and the Icahn Group will contain a voting card.  Lionsgate’s card will be WHITE, and the Icahn Group’s cards will be gold.  Your Board of Directors recommends that you vote FOR the Shareholder Rights Plan on the WHITE proxy card and discard any gold proxy card receive from the Icahn Group.

4.      How do I vote my shares?

To vote your shares in support of the Shareholder Rights Plan:

  Shareholders can vote their shares on the Internet following the instructions on their WHITE proxy card;
  Shareholders owning shares in banks or brokerage firms can vote by phone and shareholders owning shares in Registered Holder form can vote by fax by following the instructions on their WHITE proxy card;
  Shareholders can vote by mail by signing, dating and mailing the WHITE proxy card as soon as possible; or
  Shareholders who have any questions or need assistance voting, can call MacKenzie Partners, Inc., Toll-Free at (800) 322-2885.

5.      When is the Special Meeting?

The Special Meeting is scheduled for Tuesday, May 4, 2010, beginning at 10:00 a.m. (Toronto time).

6.      Where is the Special Meeting?

It will be held at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada.

7.      Is the packet I received from Computershare the tender offer from the Icahn Group?

Yes. The large white packet that you received from Computershare contains the materials/documentation sent by the Icahn Group detailing their offer to tender for your shares.

8.      What do I do if I wish to follow Lionsgate’s Board of Directors’ recommendation?

As per the Board’s recommendation, we urge you not to tender your shares into the Icahn Group’s offer.  If you wish to follow this recommendation, no response is required on your part. Simply disregard the mailing.

9.      Why did I receive more than one packet?

If you have been issued Company shares at different times through your employment at Lionsgate, you may receive more than one packet. Unfortunately, multiple awards may cause the issuance of multiple packets. This may occur because your physical share certificates are not necessarily bundled together for shareholder ownership issued by brokers, transfer agents and/or other mailing services. Each packet, though, contains the same materials.  To ensure that all of your shares are accounted for, you need to vote all of the WHITE cards that you receive.

10.  Why do we consider the Icahn Group offer to be inadequate?

The offer undervalues Lionsgate shares and does not reflect Lionsgate’s fundamental and strategic value.  Perella Weinberg Partners, the independent outside adviser to the Special Committee of the Board of Directors, provided a financial opinion in conjunction with Icahn's initial offer at $6.00 per share and agreed that the offer is financially inadequate.

Furthermore, Wall Street analysts attribute in average a standalone price target (i.e., without a control premium) of $8.70 for the shares of Lionsgate as of April 9, 2010 -- which is 45% higher than than Icahn's offer price of just $6.00.

Last, the offer price of U.S.$6.00 per share represents a premium of only 14.7% to the closing stock price prior to when the Icahn Group announced its intentions to launch a tender offer.  The Board of Directors believes that a premium of only 14.7% is insufficient for the acquisition of control of Lionsgate.

11.  What do we mean by opportunistic?

We believe the offer is opportunistic because Mr. Icahn has timed it to coincide with the challenging macro-economic operating environment currently impacting the media industry.  In addition, film and television library values are currently being pressured by the numerous studio assets presently on the market.  Finally, Mr. Icahn’s offer does not reflect the significant value that recent Lionsgate investments, such as TV Guide Network and EPIX, are expected to create for Lionsgate’s shareholders.

12.   What do we mean by coercive?

We believe the offer is structurally coercive and highly conditional because the Icahn Group has set a single deadline for tenders and reserves the right to waive the minimum tender condition, allowing it to acquire as many shares as are tendered.  As a result, even if a shareholder believes the offer price is inadequate, the shareholder may be unduly pressured into tendering in order to avoid being left with an investment in an Icahn-controlled company.  The shareholder rights plan includes a roadmap designed to eliminate coercive elements like these, but the Icahn Group has refused to remove these elements from its bid.  In addition, there are numerous conditions to the Icahn Group’s offer (many of which may be waived) that create significant uncertainty for Lionsgate’s shareholders

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this letter may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.